Exhibit 1

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

This Convertible Promissory Note Purchase Agreement, dated as of October 6, 2021 (this “Agreement”), is entered into by and among 4Front Ventures Corp., a British Columbia corporation (the “Company”), Navy Capital Green Fund, LP, a Delaware limited partnership (the “Lead Investor”), Navy Capital Green Co-Invest Fund, LLC, a Delaware limited liability company (“Navy Co-Invest”) and HI 4Front, LLC, a Delaware limited liability company (“HI 4Front” and, together with the Lead Investor and Navy Co-Invest, the “Investors”).

RECITALS

A.       The Company has authorized the sale and issuance of convertible promissory notes (the “Notes” and each, a “Note”) with an aggregate principal amount of Fifteen Million United States Dollars (US$15,000,000) (the “Principal Amount”).

B.       On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, a Note in the principal amounts set forth therein.

C.       Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note attached hereto as Exhibit A. This Agreement and the Notes are referred to herein collectively as the “Transaction Documents”.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties and conditions set forth below, the parties hereby agree as follows:

1	The Notes
1.1	Closing. Subject to the terms and conditions hereof, the closing of the sale and purchase of the Notes under this Agreement (the “Closing”) shall take place via the electronic exchange of documents on the day (the “Closing Date”) the Company executes a definitive acquisition agreement to acquire New England Cannabis Corporation, Inc., or on such other date as agreed upon by the Company and the Lead Investor.
1.1.1	At the Closing, the Company shall deliver:
(a)	to each Investor, the Note being purchased by such Investor with a face principal amount equal to the “Principal Amount of Note” set forth opposite such Investor’s name on Schedule 1;
(b)	to the Lead Investor, up to US$35,000 in reimbursement of the documented third-party out-of-pocket expenses incurred by the Lead Investor in connection with the Transaction Documents and the transactions contemplated thereby;
1

(c)	to each Investor, the requisite certificates and other documentation as contemplated in Section 4.1(c); and
(d)	such further documentation as may be contemplated herein.
1.1.2	At the Closing, each Investor shall pay the “Purchase Price of Note” set forth next to its name by wire transfer to a bank account designated by the Company. The parties acknowledge that the “Purchase Price of Note” set forth next to each Investor’s name on Schedule 1 reflects a three percent (3%) discount (the “Original Issue Discount”) on the principal amount of such Note.
2	Representations and Warranties of the Company
2.1	The Company hereby represents and warrants to each Investor as of the date hereof that:
(a)	Organization and Good Standing. The Company is a corporation duly organized, validly existing under, and by virtue of, the laws of the Province of British Columbia, and is in good standing under such laws. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would materially and adversely affect the Company.
(b)	Authorization; Enforceability. All corporate action on the part of the Company and its directors, officers and shareholders, necessary for the authorization, execution, delivery and performance of the Transaction Documents, and the performance of all obligations of the Company thereunder has been taken or will be taken prior to the issuance of the Notes. The Transaction Documents when executed and delivered by the Company shall constitute valid and binding obligations of the Company enforceable in accordance with their respective terms.
(c)	Capitalization.
(i)	The authorized capital of the Company consists, immediately prior to the Closing, of the following:
(A)	an unlimited number of Class A Subordinate Voting Shares (“Subordinate Voting Shares”) in the capital of the Company, with no par value, 592,644,240 shares of which are issued and outstanding. All of the outstanding Subordinate Voting Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in material compliance with all applicable federal, state and provincial securities laws; and
(B)	an unlimited number of Class C Multiple Voting Shares (“Multiple Voting Shares”) in the capital of the Company, with no par value, 1,276,208 shares of which are issued and outstanding. All of the outstanding Multiple Voting Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in material compliance with all applicable federal, state and provincial securities laws.
(ii)	The Company has reserved 10% of the outstanding Subordinate Voting Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its Amended and Restated Stock Option Plan (the “Stock Plan”). Of such reserved Subordinate Voting Shares, no Subordinate Voting Shares have been issued pursuant to restricted stock purchase agreements, options to purchase 54,606,030 Subordinate Voting Shares have been granted and are currently outstanding, and 4,658,394 Subordinate Voting Shares remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.
2

(iii)	There are no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any Subordinate Voting Shares, Multiple Voting Shares, or any securities convertible into or exchangeable or exercisable for Subordinate Voting Shares and Multiple Voting Shares, except for: (i) the conversion privileges of the Multiple Voting Shares pursuant to the terms of the Articles of the Company; (ii) 10,468,850 listed warrants of the Company exercisable into Subordinate Voting Shares; (iii) 29,310,315 unlisted warrants of the Company exercisable into Subordinate Voting Shares; (iv) options granted under the Stock Plan, as described in Section 2.1(c)(ii) above; and (v) the conversion privileges of the Notes. The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.
(d)	Reservation of Conversion Shares. The Company has duly reserved and allotted for issuance a number of Subordinate Voting Shares into which Notes are convertible, and upon due conversion of each Note in accordance with its terms, the relevant Subordinate Voting Shares will be validly issued as fully paid and nonassessable Subordinate Voting Shares, free and clear of any liens or encumbrances, and will not be issued in violation of any pre-emptive or similar rights, rights of first refusal or restrictions on transfer, other than those under the Company’s Articles and applicable securities laws.
(e)	Subsidiaries. Except as set forth on Exhibit B, the Company does not have any subsidiaries and has no equity or other interest in any other Person.
(f)	No Conflicts. The execution, delivery and performance of each of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby will not: (i) result in any material violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under or breach of the Articles or any shareholders agreement of the Company or any material provision of any instrument, judgment, order, writ, decree or contract to which the Company is a party or by which the Company is bound; or (ii) result in any material violation of any federal, state or provincial statute, rule or regulation applicable to the Company.
(g)	Consents. No consent, approval, qualification or authorization of, or registration, designation, declaration or filing with, any local, state, provincial or federal governmental authority or any other Person on the part of the Company is required in connection with the valid execution, delivery or performance by the Company of the Transaction Documents, or the offer, sale or issuance of the Notes or the Subordinate Voting Shares into which the Note may convert, or the consummation of any transaction contemplated thereby, except: (i) such filings as have been made prior to the date hereof; (ii) such consents and approvals as have been obtained prior to the date hereof; and (iii) such additional post-closing filings as may be required to comply with applicable state, provincial and federal securities laws, the policies of the Canadian Securities Exchange and with applicable general corporate laws of various states and provinces, each of which will be filed with the proper authority by the Company in a timely manner.
3

(h)	Compliance with Law and Permits. The Company is not in violation in any material respect of any applicable statute, rule, regulation, order or restrictions of any local, state, provincial or federal governmental authority in respect of the conduct of its business or the ownership of its properties. The Company has all material franchises, permits, licenses and other similar authorities necessary for the conduct of its business.
(i)	Offering. Assuming the accuracy of the representations and warranties of each Investor contained in Section 3 hereof, the offer, sale and issuance of the Notes and the issuance of any securities into which the Notes may convert, are and will be exempt from the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.
(j)	Financial Matters. The audited annual financial statements of the Company and notes thereto as at and for the year ended December 31, 2020 and the unaudited interim financial statements of the Company and the notes thereto as at and for the six month period ended June 30, 2021 (collectively, the “Financial Statements”), in each case, present fairly, in all material respects, the financial position of the Company as at the date indicated and the results of its operations and changes in its financial position for the period specified and reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Company as of the date thereof and such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, except as otherwise stated therein on a consistent basis throughout the periods indicated.
(k)	Insurance. The Company has in full force and effect insurance policies in such coverage amounts as is reasonable and customary for companies conducting business and owning assets like the Company. The Company is not in default with respect to any of the material provisions contained in any current insurance policy, and it has not has failed to give any notice or pay any premium or present any unsettled claim under any current insurance policy in a due and timely fashion, and no claim has been made under any insurance policy by the Company or any officer or director thereof (past or present) in the preceding three years. The Company has directors and officers liability insurance (the “D&O Policy”) with responsible insurers in accordance with acceptable industry standards for coverage in the amount of US$2,500,000. None of the Company or any officer or director thereof has any reason to believe that any existing insurance policy of the Company will not be renewed or extended by the applicable insurance company on said policy’s renewal or application date, including the D&O Policy.
4

(l)	Litigation. Other than as set out on the disclosure letter of even date provided by the Company to the Investors (the “Disclosure Letter”), there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of the Transaction Documents, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that could reasonably be expected to result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.
(m)	Employee and Consultant Agreements. Each current and former employee, consultant, manager (or director) and member (or stockholder) of the Company who has contributed to or participated in the development of Company patents, copyrights, trade secrets, knowhow, confidential information, data, neighboring rights, trade-marks, trade names, service marks, industrial designs, mask work, integrated circuit topography, whether registered or unregistered, and including rights in any application for any of the foregoing (collectively, “Company Intellectual Property”) has executed an agreement with the Company regarding confidentiality, proprietary information and assignment of works and inventions (the “Confidential Information Agreements”) or has been party to a work-for-hire relationship with the Company that has accorded the Company full, effective, and exclusive original ownership of all tangible and intangible property thereby arising with the respect to the Company Intellectual Property. None of the aforementioned persons who are party to a Confidential Information Agreement has excluded any works or inventions from his or her assignment of inventions to the Company pursuant to such Confidential Information Agreement, other than works or inventions that do not relate to the business of the Company as currently conducted or as is proposed to be conducted in the future. The Company is not aware that any of the aforementioned persons is in material violation of any Confidential Information Agreement.
(n)	No “Bad Actor” Disqualification. To the Company’s knowledge, no Covered Person (as defined below) is subject to any of the “bad actor” disqualification events described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except for a disqualification event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act.
(o)	Anti-Bribery. Neither the Company nor any of the Company’s directors, officers, employees or agents have on the Company’s behalf, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of: (i) influencing any official act or decision of such official, party or candidate; (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority; or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have on the Company’s behalf made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.
5

(p)	Brokers. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents or any of the transactions contemplated thereby.
3	Representations and Warranties of the Investors
3.1	Each Investor represents and warrants to the Company as of the date hereof that:
(a)	Organization and Good Standing. Such Investor is duly organized, validly existing under, and by virtue of, the laws of the jurisdiction of its formation, and is in good standing under such laws. Such Investor has all requisite power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Such Investor is not a resident of any province or territory of Canada.
(b)	Authorization; Enforceability. All action on the part of such Investor necessary for the authorization, execution, delivery and performance of the Transaction Documents, and the performance of all obligations of such Investor thereunder has been taken. Each Transaction Document to which such Investor is a party constitutes a valid and binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
(c)	No Conflicts. The execution, delivery and performance of the Transaction Documents by such Investor and the consummation of the transactions contemplated thereby will not: (i) result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under or breach of the organizational documents of such Investor or any material provision of any instrument, judgment, order, writ, decree or contract to which such Investor is a party or by which either is bound; or (ii) result in any material violation of any federal or state statute, rule or regulation applicable to such Investor.
6

(d)	Securities Law Compliance. Such Investor has been advised that the Notes have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Investor is aware that the Company is under no obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration. Such Investor has not been formed solely for the purpose of making this investment and is purchasing the Note for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing such Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.
(e)	No Public Market. Such Investor understands that no public market now exists for the Notes, and that the Company has made no assurances that a public market will ever exist for the Notes.
(f)	Access to Information. In making its determination to enter into this Agreement and consummate the transactions contemplated hereby, such Investor has relied only on the results of its own independent investigation and has not relied on any representations or warranties, whether written or oral and whether express or implied, made by the Company or any other person or entity, except as expressly set forth in the Transaction Documents. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 hereof or the right of such Investor to rely thereon.
(g)	No “Bad Actor” Disqualification. Such Investor represents that neither such Investor nor any person or entity with whom such Investor shares beneficial ownership of the Notes is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.
(h)	Restricted Securities. Each Investor understands that the Notes are characterized as “restricted securities” under the Securities Act and Rule 144 promulgated thereunder (“Rule 144”) since they are being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act and applicable regulations thereunder the Notes may be resold without registration under the Securities Act only in certain limited circumstances. Investor further understands that the Company is under no obligation to register the Notes, and the Company has no present plans to do so. Furthermore, each Investor is familiar with Rule 144, as presently in effect, and understands the limitations imposed thereby and by the Securities Act on resale of the Notes without such registration. Each Investor understands that, whether or not the Notes may be resold in the future without registration under the Securities Act, no public market now exists for any of the Notes and that it is uncertain whether a public market will ever exist for the Notes.
7

(i)	Legends. Such Investor understands and agrees that the certificates evidencing the Notes will bear legends substantially similar to those set forth below in addition to any other legend that may be required by applicable law, the Company’s Articles or any other agreement between the Company and such Investor:
(i)	THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.
(ii)	THE NOTES EVIDENCED BY THIS CERTIFICATE ARE CONVERTIBLE AT ANY TIME INTO CLASS A SUBORDINATE VOTING SHARES OF THE COMPANY AT THE OPTION OF THE INVESTOR. A COPY OF THE COMPANY’S ARTICLES MAY BE OBTAINED, WITHOUT CHARGE, AT THE COMPANY’S PRINCIPAL OFFICE.
4	Conditions to Obligations of each Investor
4.1	Each Investor’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by such Investor:
(a)	The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects as of the Closing Date.
(b)	The Company shall, in all material respects, have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing Date.
(c)	The Company shall have delivered to each Investor: (i) a certificate, dated the Closing Date, signed by an officer of the Company, certifying that the conditions specified in Sections 4.1(a) and 4.1(b) have been fulfilled; and (ii) a copy of the resolutions of the Company’s board of directors approving the Transaction Documents and the transactions contemplated under the Transaction Documents.
8

4.2	The obligations of the Company to each Investor under this Agreement are subject to the fulfillment, on or prior to such Closing, of all of the following conditions, any of which may be waived in whole or in part by each Investor:
(a)	The representations and warranties made by such Investor in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.
(b)	Such Investor shall, in all material respects, have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Investor on or before the Closing Date.
5	Covenants of the Company
5.1	Origination Fee. Concurrently with the Closing, the Company shall pay to each Investor an origination fee (the “Origination Fee”) equal to one percent (1%) of the “Principal Amount of Note” set forth opposite such Investor’s name on Schedule 1, which amount shall be deducted from the proceeds from the sale of the Notes received by the Company from such Investor. For the avoidance of doubt, the Origination Fee is separate and in addition to the Original Issue Discount.
5.2	Non-Circumvention. The Company shall not take any action inconsistent with or intended to circumvent any provision of the Transaction Documents or any other agreement between each Investor or its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, relating to each Investor’s investment in the Notes.
6	Miscellaneous
6.1	Waivers and Amendments. Any term of this Agreement and the Notes may be amended and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and all of the Investors. Any amendment or waiver effected in accordance with this Section 6.1 shall be binding upon each holder of Notes then outstanding, each future holder of such securities, and the Company.
6.2	Investor Consents. Each Investor consents: (i) to the disclosure of certain information to the Canadian Securities Exchange (the “CSE”) as required to be included in the CSE Form 9 - Notice of Issuance or Proposed Issuance of Securities (“Form 9”) in connection herewith; and (ii) to the collection, use and disclosure of the information by the CSE in the manner and for the purposes described in Appendix A of Form 9 or as otherwise identified by the CSE, from time to time. The Investor also consents to the disclosure of information as may be required by one of more Canadian securities regulatory authorities including pursuant to the filing of a report of exempt distribution.
6.3	Governing Law; Venue. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York that would otherwise require the application of the laws of a different jurisdiction or venue. The parties hereto further agree that the venue for any action arising out of, related to, or in connection with this Agreement shall be the state and federal courts in New York County in the State of New York, and the parties agree to the jurisdiction and venue of the courts of said state to the exclusion of any other courts which otherwise may have had jurisdiction. This Agreement may be introduced in any proceeding to establish the rights of any party under this Agreement.
9

6.4	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and any closing.,, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any party.
6.5	Successors and Assigns. Subject to the restrictions on transfer described in Section 6.5 below, the rights and obligations of the parties shall be binding upon and benefit the successors, permitted assigns and transferees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, permitted assigns and transferees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
6.6	Assignment. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by an Investor without the prior written consent of the Company or by the Company without the prior written consent of the Investors.
6.7	Entire Agreement. The Transaction Documents, together with any exhibits or schedules attached hereto, constitute and contain the entire agreement among the Company and each Investor and supersede and cancel any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.
6.8	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and emailed, mailed or delivered to each party at such party’s address or e-mail address set forth on the signature page to this Agreement, or at such other address or e-mail address as such party shall have furnished to the other party in writing. All such notices and communications will be deemed effectively given the earlier of: (i) when received; (ii) when delivered personally or when sent by email; (iii) one business day after being deposited with an overnight courier service of recognized standing; or (iv) three days after being deposited in the U.S. mail, first class with postage prepaid.
6.9	Expenses. Unless otherwise specified in this Agreement, each party shall pay its own legal and other expenses with respect to the Transaction Documents and the transactions contemplated herein.
6.10	Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
6.11	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Counterparts may be delivered via facsimile or electronic mail (including .pdf), and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10

6.12	Cumulative Remedies. All of the remedies available to the parties under the terms of this Agreement and applicable law shall be cumulative, and any party’s exercise of any one or more of those remedies shall not constitute an election of remedies.
6.13	Headings. All headings and subheadings used herein are inserted for convenience and ease of reference only, and are not to be used in the construction or interpretation of any provisions of this Agreement, and in no way define, limit or describe the scope of this Agreement or the intent of the parties hereto.
6.14	Construction. This Agreement is the product of negotiation and preparation by and among the parties hereto. As such, the rule of law providing that any ambiguities in this Agreement are to be construed against the drafter does not apply.
6.15	Business Days. The term “business days” shall mean weekdays other than national, State of Arizona or Province of British Columbia holidays or other days on which banks in the State of Arizona or the Province of British Columbia are authorized or required to be closed. If any date hereunder for the taking of some action or the expiration of some time period falls on a day that is not a business day in an applicable jurisdiction, such date shall be the next following business day. Any references to a “day” or “days” in this Agreement shall mean calendar days unless expressly indicated otherwise.

[Signature pages follow]

11

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

4Front Ventures Corp.

By: _________________________

Name: Leonid Gontmakher

Title: Chief Executive Officer

Address: 5060 North 40th Street, Suite 120, Phoenix, AZ 85018
Email: leo@4frontventures.com

NAVY CAPITAL GREEN FUND, LP

By: _________________________

Name: Sean Stiefel

Authorized Signatory

Address: 28 Reichert Circle, Westport, CT 06880
Email: sean@navycapital.com.

NAVY CAPITAL GREEN CO-INVEST FUND, LLC

By: _________________________

Name: Sean Stiefel

Authorized Signatory

Address: 28 Reichert Circle, Westport, CT 06880
Email: sean@navycapital.com.

HI 4Front, LLC
By: _________________________

Name: Loren Roseman

Title: Vice President
Address: 20 Thorndal Circle, Darien, CT 06820
Email: lroseman@islandmanagementllc.com

SCHEDULE 1

SCHEDULE OF INVESTORS

Name	Principal Amount of Note (USD)	Original Issue Discount (USD)	Purchase Price of Note (USD)[1]	Origination Fee (USD)[2]
Navy Capital Green Co-Invest Fund, LLC	$9,028,000	$270,840	$8,757,160	$90,280
Navy Capital Green Fund, LP	$972,000	$29,160	$942,840	$9,720
HI 4Front, LLC	$5,000,000	$150,000	$4,850,000	$50,000

1 Purchase Price of Note equals 97% of Principal Amount of Note.

2 Origination Fee equals 1% of Principal Amount of Note.

EXHIBIT A

FORM OF NOTE

(See attached)

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

THE NOTES EVIDENCED BY THIS CERTIFICATE ARE CONVERTIBLE AT ANY TIME INTO CLASS A SUBORDINATE VOTING SHARES OF THE COMPANY AT THE OPTION OF THE INVESTOR. A COPY OF THE COMPANY’S ARTICLES MAY BE OBTAINED, WITHOUT CHARGE, AT THE COMPANY’S PRINCIPAL OFFICE.

4Front Ventures Corp.

CONVERTIBLE PROMISSORY NOTE

Note Principal Amount:	US$[•] ([•] Dollars)
Date of Note:	October [•], 2021

FOR VALUE RECEIVED, 4Front Ventures Corp., a British Columbia corporation (the “Company”), promises to pay to [•] (the “Investor”), or its registered assigns, in lawful money of the United States of America the principal amount of US$[•], or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest accrued from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate of six percent (6%) per annum, calculated daily, computed on the basis of the actual number of days elapsed and a year of 365 days. The Company will pay all accrued and unpaid interest on the unpaid principal balance of this Note in cash or other immediately available funds in arrears on October [•], of each year, beginning on October [•], 2022. This Note is one of the “Notes” issued pursuant to the Convertible Promissory Note Purchase Agreement dated as of October [•], 2021, entered into between the Company, the Investor and certain other investors listed therein (the “Purchase Agreement”). Capitalized terms not defined herein have the meanings given to such terms in the Purchase Agreement.

The following is a statement of the rights of the Investor and the conditions to which this Note is subject, and to which the Investor, by the acceptance of this Note, agrees.

1.       Payments.

(a)	Maturity. Unless converted earlier in accordance with its terms, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder (the “Outstanding Balance”), shall be due and payable on the earlier of: (i) the third anniversary of the date of this Note (the “Maturity Date”); (ii) the closing of any Change of Control in accordance with, and subject to the Investor satisfying the requirements of, Section 6(b); and (iii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by the Investor or made automatically due and payable.

(b)	Voluntary Prepayment. This Note may not be prepaid by the Company without the written consent of the Investor. Any such prepayment by the Company shall be applied first to the payment of accrued interest owing under this Note and then to the payment of the principal amount of this Note.

2.       Subordination.

The Investor agrees and acknowledges that this Note and the Obligations hereunder are unsecured obligations of the Company and subordinated and subject to all secured indebtedness of the Company existing and outstanding as of the date hereof, including, without limitation all secured indebtedness, claims, debts, liabilities or other obligations from the Company to LI Lending LLC. The Notes shall be subordinate to any senior secured indebtedness of the Company. The Investor further covenants and agrees to execute and deliver such instruments and take such further action as may reasonably be requested by the Company or its lenders to evidence such subordination.

3.       Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a)	Failure to Pay. The Company shall fail to make any payment when required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within 10 business days of the Company’s receipt of written notice to the Company of such failure to pay.
(b)	Voluntary Bankruptcy or Insolvency Proceedings. The Company shall: (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated; (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vi) resolve by shareholder or director resolution to effect any of the foregoing.
(c)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

(d)	Material Breach of Obligation. The Company materially breaches any obligation to the Investor under this Note or the Purchase Agreement and does not cure such breach within fifteen (15) days after written notice thereof has been given by or on behalf of such Investor to the Company.
(e)	Material Breach of Representation or Warranty. Any material breach of a representation or warranty of the Company set forth in Section 2 of the Purchase Agreement in any material respect.
(f)	Default Under Material Indebtedness. The Company defaults under any other material indebtedness, other than the Note, and does not cure such default within thirty (30) days after written notice thereof by the applicable creditor of such default.

4.       Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 3(b) or 3(c)) and at any time thereafter during the continuance of such Event of Default, the Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 3(b) or 3(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Investor may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5.       Conversion.

(a)	Voluntary Conversion. The Investor may elect at any time this Note is still outstanding to convert the full Outstanding Balance into a number of Class A Subordinate Voting Shares of the Company (“Subordinate Voting Shares”) equal to (i) the Outstanding Balance divided by (ii) the Conversion Price (as defined below), by submitting a completed notice of conversion in the form attached hereto as Schedule 1 accompanied by the original Note at the principal office of the Company.
(b)	Adjustments. If the Company at any time after the date hereof, subdivides (by any share split, share dividend, recapitalization or otherwise) the outstanding Subordinate Voting Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased so that the number of Subordinate Voting Shares issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of Subordinate Voting Shares outstanding. If the Company at any time on or after the date hereof combines (by combination, reverse share split, share consolidation or otherwise) the outstanding Subordinate Voting Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased so that the number of Subordinate Voting Shares issuable on conversion of this Note shall be decreased in proportion to such decrease in the aggregate number of Subordinate Voting Shares outstanding.

In the case of any reclassification of, or other change in, the outstanding Subordinate Voting Shares other than a subdivision, redivision, reduction, combination or consolidation, subject to regulatory approval, the Investor shall be entitled to receive upon conversion pursuant to this Section 5, and shall accept in lieu of the number of Subordinate Voting Shares to which it was theretofore entitled upon such conversion, the kind and amount of shares and other securities or property which the Investor would have been entitled to receive as a result of such reclassification if, on the effective date thereof, it had been the registered holder of the number of Subordinate Voting Shares to which it was theretofore entitled upon conversion. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests thereafter of the Investor to the end that the provisions set forth in this Section 5 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of any Note.

(c)	Effect of Conversion. Upon the due conversion of this Note pursuant to this Section 5: (i) the Company shall cause its transfer agent to enter the Investor in the books of the Company as at the effective time of such conversion described in Section 4(a) as the holder of record of that number of Subordinate Voting Shares that the Investor is entitled to receive on conversion pursuant to this Section 5; (ii) the Company shall cause its transfer agent, if applicable, to deliver to the Investor a certificate or direct registration statement representing such shares registered in the name of the Investor; and (iii) this Note shall automatically be deemed fully-paid, satisfied in full, and cancelled without any further action on the part of the Company or Investor.

6.       Change of Control.

(a)	The Company shall provide the Investor with written notice of a proposed Change of Control (a “Change of Control Notice”) as soon as reasonably practicable in advance of such Change of Control (but in any event, no less than thirty (30) days prior to the closing of such Change of Control).
(b)	Upon receipt of a Change of Control Notice, the Investor may, in its sole discretion, by written notice to the Company, demand full repayment of any then Outstanding Balance under this Note, which shall then become due and payable in full immediately prior to the closing of such Change of Control, and no Change of Control shall be completed prior to repayment in full of the Outstanding Balance. The repayment without penalty of the Outstanding Balance by the Company to the Investor shall be paid no later than contemporaneously with the closing of any such Change of Control transaction in cash by wire transfer of immediately available funds, to an account as directed in writing by the Investor. If the Investor has not demanded repayment of the Outstanding Balance under this Note within ten (10) business days of receipt of the Change of Control Notice, this Note shall remain an outstanding Obligation of the Company or the surviving entity following a Change of Control, as applicable, unless otherwise converted earlier by the Investor or prepaid earlier by the Company, each in accordance with the terms hereof.

(c)	The Investor may elect at any time this Note is still outstanding after a Change of Control in which the Company is not the surviving entity and the consideration received by the Company’s shareholders in such Change of Control transaction is securities of the acquiring entity, to convert the Outstanding Balance into such number of securities of the acquiring entity that the Investor would have received if the Outstanding Balance was converted into Subordinate Voting Shares in accordance with Section 5(a) as of immediately prior to such Change of Control and such Subordinate Voting Shares were acquired as part of such Change of Control transaction. For the avoidance of doubt, this Note shall remain an outstanding Obligation of the Company or the surviving entity following a Change of Control, as applicable, unless the Investor demands repayment in accordance with Section 6(b) or this Note is converted earlier by the Investor or prepaid earlier by the Company, each in accordance with the terms hereof.

7.       Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Change of Control” means: (A) any transaction or series of related transactions (whether by purchase, merger or otherwise) whereby a person (as that term is used in Section 13(d)(3) of the United States Securities Exchange Act of 1934) or persons acting jointly or in concert directly or indirectly (including through beneficial ownership) acquires shares representing more than 50% of the voting power in the votes that may be ordinarily cast at a general meeting (“Voting Power”); (B) the Company’s amalgamation, consolidation or merger with or into any other person, any merger of another person into the Company, unless the holders of voting securities of the Company immediately prior to such amalgamation, consolidation or merger hold securities representing 50% or more of the Voting Power in the Company or the successor entity upon completion of such consolidation or merger; or (C) any conveyance, transfer, sale lease or other disposition of all or substantially all of the Company’s and the Company’s subsidiaries’ assets and properties, taken as a whole, to a person in an Arm’s Length (as that term is used in the Internal Revenue Code) transaction.

“Conversion Price” means a price per share equal to US$1.03 as may be adjusted from time to time pursuant to Section 5(b) hereof.

“Event of Default” has the meaning given in Section 3 hereof.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations of every kind and description, howsoever arising, owed by the Company to the Investor, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including all interest, fees, charges, expenses, reasonable attorneys’ fees and costs and reasonable accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time, and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

8.       Miscellaneous.

(a)	Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor or by the Investor without the prior written consent of the Company.
(b)	Waiver and Amendment. This Note and all other Notes may be amended, and any provisions under this Note and all other Notes may be waived, only with the written consent of the Company and all of the Investors as provided in Section 6.1 of the Purchase Agreement. Any amendment or waiver effected in accordance with this Section 8(b) shall be binding upon the Investor (regardless of whether the Investor consented to such amendment or waiver), each future holder of such securities, and the Company.
(c)	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and mailed, sent via e-mail or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or e-mail address as the Company shall have furnished to the Investor in writing. All such notices and communications will be deemed effectively given upon the earliest of: (i) receipt; (ii) delivery in person or by e-mail; (iii) one (1) business day after deposit with an overnight courier service of recognized standing; and (iv) three (3) days after deposit in the U.S. mail, first class with postage prepaid.
(d)	Payment. Unless converted into Subordinate Voting Shares pursuant to the terms hereof, payment under this Note shall be made in lawful tender of the United States via wire transfer of immediately available funds to an account maintained by the Investor with such bank as the Investor may designate in writing from time to time to the Company, provided that the final payment on the Outstanding Balance shall be made on presentation and surrender of this Note to the Company at its registered office.
(e)	Usury. All agreements between the Company and the Investor are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Investor for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof at any time given the amount paid or agreed to be paid shall exceed the maximum permissible under applicable law, then, the obligation to be fulfilled shall automatically be reduced to the limit permitted by applicable law, and if from any circumstance the Investor should ever receive as interest an amount which would exceed the highest lawful rate of interest, such amount which would be in excess of such highest lawful rate of interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall be binding upon and available to any subsequent holder of this Note.

(f)	Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.
(g)	Governing Law; Venue. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York that would otherwise require the application of the laws of a different jurisdiction or venue. The parties hereto further agree that the venue for any action arising out of, related to, or in connection with this Note shall be the state and federal courts in New York County in the State of New York, and the parties agree to the jurisdiction and venue of the courts of said state to the exclusion of any other courts which otherwise may have had jurisdiction. This Note may be introduced in any proceeding to establish the rights of any party under this Note.
(h)	Captions. The captions to the sections of this Note are for convenience only and shall not be deemed part of the text of the respective sections and shall not vary, by implication or otherwise, any of the provisions of this Note.
(i)	Severability. If any provision of this Note, or the application of it to any party or circumstance is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

[Signature page follows]

The Company has caused this Note to be issued as of the date first written above.

4Front Ventures Corp.

By: _____________________________________

Name: Leonid Gontmakher
Title: Chief Executive Officer

Signature Page – Convertible Promissory Note

SCHEDULE 1

CONVERSION NOTICE

TO: 4Front Ventures CORP. (the “Company”)

The undersigned registered holder of the unsecured subordinated convertible promissory note dated October 6, 2021 (the “Note”), given by the Company, hereby subscribes for Subordinate Voting Shares of the Company, on the terms specified in the Note, to the extent of USD$[•]. The Note is hereby tendered to the Company and will, upon due issuance of the Subordinate Voting Shares aforesaid and, if required, any replacement Note for any portion of the Note not converted, be null and void.

The Subordinate Voting Shares subscribed for will be issued as set forth below and will be mailed or delivered to the address set forth below.

Capitalized terms not defined on this conversion notice have the meanings ascribed to them in the Note.

DATED this [•] day of [•], 202[•].

By:
Name:
Title:

Print below the name and address in full of the Investor in whose name the Subordinate Voting Shares subscribed for are to be issued.

Name:	[•]
Address:	[•]
Tax ID:	[•]

EXHIBIT B

SUBSIDIARIES

1.	326 Bear Creek Commons LLC
2.	3907 Falls Road, LLC
3.	401 East Main Street LLC
4.	4600 W. Dickman Road LLC
5.	4F MARI InvestCo, LLC
6.	4Front Advisors, LLC
7.	4Front Arkansas, LLC
8.	4Front Californa Capital Holdings, Inc. fka Cannex Holdings (California) Inc.
9.	4Front Holdings LLC
10.	4Front CIHI InvestCo, LLC
11.	4Front NECC Acquisition Co.
12.	4Front Nevada Corp., fka Cannex Holdings (Nevada) Inc.
13.	4Front Management Associates, LLC
14.	4Front PM InvestCo, LLC
15.	4Front U.S. Holdings Inc.
16.	4Front Ventures Corp.
17.	8554 S. Commercial Ave, LLC
18.	883 Hyde Park Ave, LLC
19.	Ag-Grow Imports, LLC
20.	BF Medical Maryland, LLC
21.	Brightleaf Development, LLC
22.	Fuller Hill Development Co. LLC
23.	Harborside Illinois Grown Medicine, Inc.
24.	Healthy Pharms, Inc.
25.	IL Grown Medicine, LLC
26.	Linchpin Investors, LLC
27.	Mission Great Lakes LLC
28.	Mission MA, Inc.
29.	Mission MI Management, LLC
30.	Mission MI, LLC
31.	Mission New Jersey LLC
32.	Mission New Jersey Management, LLC
33.	Mission North Dakota I, LLC
34.	Mission Partners IP, LLC
35.	Mission Partners RE, LLC
36.	Mission Partners USA, LLC
37.	Mission Youngstown, LLC
38.	MMA Capital, LLC
39.	MNJ Consulting Group LLC
40.	OM of Medicine, LLC
41.	Pure Ratios Holdings Inc.
42.	Real Estate Properties LLC
43.	The Mission Brand Ambassador Group, LLC
44.	The Mission Partners LLC